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Exhibit (i)

June 21, 2017

PIMCO Equity Series

650 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Equity Series (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 54 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of the PIMCO RAFI Dynamic Multi-Factor Emerging Markets Equity ETF, PIMCO RAFI Dynamic Multi-Factor International Equity ETF and PIMCO RAFI Dynamic Multi-Factor U.S. Equity ETF (the “Funds”), under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust’s series proposed to be sold pursuant to Post-Effective Amendment No. 54 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 54 to the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about June 21, 2017 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP